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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Triumph Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Triumph Group, Inc.
1550 Liberty Ridge Drive
Suite 100
Wayne, Pennsylvania 19087
(610) 251-1000

Notice of Annual Meeting of Stockholders
To Be Held on July 24, 2008

To the holders of shares of common stock:

        You are invited to be present either in person or by proxy at the annual meeting of stockholders of Triumph Group, Inc. to be held in the SoHo/Tribeca Room at the Millennium Hilton at 55 Church Street, New York, New York 10007, on Thursday, July 24, 2008, beginning at 9:00 a.m., local time, for the following purposes:

  1.
  To elect all five directors for the coming year;

  2.
  To approve an amendment to Triumph Group, Inc.'s Amended and Restated Certificate of Incorporation to, among other things, increase our authorized shares of common stock from 50,000,000 to 100,000,000 shares;

  3.
  To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009; and

  4.
  To transact any other business as may properly come before the meeting or any postponements or adjournments.

        Management currently knows of no other business to be presented at the meeting. If any other matters come before the meeting, the persons named in the enclosed proxy will vote with their judgment on those matters.

        If you plan to attend the 2008 Annual Meeting of Stockholders and require directions to the Millennium Hilton at 55 Church Street, New York, New York 10007, please contact Sheila G. Spagnolo at (610) 251-1000.

        The Board of Directors has fixed the close of business on May 30, 2008, as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournments. To make sure that your vote is counted, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting in person. A self-addressed, postage paid envelope is enclosed for your convenience. If you do attend the meeting, you may then withdraw your proxy and vote your shares in person. In any event, you may revoke your proxy prior to its exercise. Shares represented by proxies which are returned properly signed but unmarked will be voted in favor of proposals made by us.

By order of the Board of Directors,

John B. Wright, II Secretary
June 24, 2008 Wayne, Pennsylvania

Your vote is important

        Please fill in, date and sign the accompanying proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting. No postage is necessary if the envelope is mailed in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 24, 2008.

        Triumph Group Inc.'s Proxy Statement for the 2008 Annual Meeting of Stockholders, the Annual Report on Form 10-K for the year ended March 31, 2008, and the Annual Report to Stockholders are available via the Internet at http://phx.corporate-ir.net/phoenix.zhtml?c=61870&p=irol-proxy.

Triumph Group, Inc.
1550 Liberty Ridge Drive
Suite 100
Wayne, Pennsylvania 19087
(610) 251-1000

Proxy Statement
For Annual Meeting of Stockholders
To be held on July 24, 2008

GENERAL INFORMATION

        This proxy statement is sent by the Board of Directors of Triumph Group, Inc., to solicit proxies to be voted at our annual meeting of stockholders on Thursday, July 24, 2008, to be held at 9:00 a.m., local time, in the SoHo/Tribeca Room at the Millennium Hilton at 55 Church Street, New York, New York 10007 and at any adjournments, for the purposes stated in the accompanying notice of the meeting. This proxy statement, the notice and the enclosed proxy card will first be mailed to stockholders entitled to vote on or about June 24, 2008.

        Sending a signed proxy will not affect your right to attend the meeting and vote in person because the proxy is revocable. You have the power to revoke your proxy by, among other methods, giving written notice to the Secretary of Triumph at any time before your proxy is exercised or by attending the meeting and voting in person.

        When your proxy card is returned properly signed, your shares will be voted according to your instructions. The Board knows of no matters that are likely to be brought before the meeting other than the matters identified in the notice of the meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy, or their duly appointed substitutes acting at the meeting, will be authorized to vote or otherwise act according to their judgment in those matters. In the absence of contrary instructions, your shares included on the enclosed proxy will be voted:

  •
  "FOR" the nominees for director stated thereon;

  •
  "FOR" the approval of an amendment to Triumph Group, Inc.'s Amended and Restated Certificate of Incorporation to, among other things, increase our authorized shares of common stock from 50,000,000 to 100,000,000 shares; and

  •
  "FOR" the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009.

        We will pay for this proxy solicitation. Our officers and other regular employees may solicit proxies by mail, in person or by telephone or telecopy. These officers and other regular employees will not receive additional compensation. We are required to pay, upon request, the reasonable expenses incurred by record holders of common stock who are brokers, dealers, banks, voting trustees or other nominees for mailing proxy material and annual stockholder reports to any beneficial owners of common stock they hold of record.

VOTE REQUIRED FOR APPROVAL

        Holders of record of our common stock as of the close of business on May 30, 2008, the record date, will be entitled to notice of and to vote at the meeting and at any adjournments. Holders of shares of common stock are entitled to vote on all matters brought before the meeting.

        As of the record date, there were 16,579,547 shares of common stock outstanding and entitled to vote on the election of directors and all other matters. Holders of common stock will vote on all matters as a class. Each outstanding share of common stock entitles the holder to one vote. All votes will be counted by National City Bank as transfer agent.

        The presence in person or by proxy of the holders of a majority of the outstanding common stock is necessary to constitute a quorum at the meeting.

        Directors will be elected by a plurality of the votes cast by holders of common stock, voting together as a class, represented in person or by proxy at the meeting. Abstentions in the election of directors will be counted for the purpose of determining whether a quorum is present at the meeting but will not be considered as votes cast. Because directors are elected by a plurality of votes, abstentions will not have an impact on their election.

        The holders of common stock are entitled to cumulate their votes in the election of directors, which means a holder of common stock may cast as many votes in the aggregate as the number of shares he or she is entitled to vote multiplied by the number of directors to be elected and to cast all votes for one director nominee or distribute these votes among two or more director nominees, as a holder sees fit. Each holder of common stock may indicate his or her preference on the enclosed proxy. If no preference is indicated, that holder's votes will be voted pro rata in favor of all nominees indicated. The holders of common stock may not vote for a greater number of persons than the number of nominees named.

        Approval of an amendment to Triumph's Amended and Restated Certificate of Incorporation to, among other things, increase our authorized shares of common stock from 50,000,000 to 100,000,000 shares and ratification of the audit committee's selection of our independent registered public accounting firm will require the favorable vote of holders of a majority of the shares of common stock voting together as a class, represented in person or by proxy at the meeting. We are not aware of any matter, other than as referred to in this proxy statement, to be presented at the meeting. Abstentions in the approval of the amendment to Triumph's Amended and Restated Certificate of Incorporation and ratification of the selection of our independent registered public accounting firm and of any other proposals will be counted for the purpose of determining whether a quorum is present at the meeting and as votes cast and will have the effect of a negative vote.

        Broker non-votes for all proposals will not be counted in determining the presence of a quorum, will not be considered as votes cast, and will have no effect on the results of the votes.

PROPOSALS TO STOCKHOLDERS

Proposal No. 1—Election of Directors

        The Board currently consists of six directors: William O. Albertini, Richard C. Gozon, Richard C. Ill, Claude F. Kronk, George Simpson and Terry D. Stinson. At the meeting, the stockholders will elect five directors for a term ending at the next annual meeting of stockholders and until that director's successor is duly elected and qualified.

        The table below lists the name of each person nominated by the Board to serve as a director for the coming year. All of the nominees are currently members of our Board with terms expiring at the meeting. Each nominee has consented to be named as a nominee and, to our knowledge, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the meeting (a situation which is not anticipated), solicited proxies will be voted in favor of those who remain as nominees and may be voted for substitute nominees. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted pro rata "FOR" the election of William O. Albertini, Richard C. Gozon, Richard C. Ill, Claude F. Kronk and George Simpson.

Nominees	Age	Year First Elected a Director
Richard C. Ill	65	1993
Richard C. Gozon	69	1993
Claude F. Kronk	76	1993
William O. Albertini	64	1999
George Simpson	65	2002

        The principal occupations and qualifications of each nominee for director are as follows:

        Richard C. Ill has been President and Chief Executive Officer and a Director of Triumph since 1993. Mr. Ill is a Director of P.H. Glatfelter Company, Airgas, Inc. and Baker Industries and a member of the Advisory Board of Outward Bound, USA.

        Richard C. Gozon has been a Director of Triumph since 1993. Prior to his retirement in 2002, Mr. Gozon served as Executive Vice President of Weyerhaeuser Company, a position which he held for more than five years. Weyerhaeuser Company is an international forest products company. Mr. Gozon serves on the Board of Directors of UGI Corporation, AmerisourceBergen Corporation and AmeriGas Partners, L.P.

        Claude F. Kronk has been a Director of Triumph since 1993. Prior to his retirement in 1998, Mr. Kronk served as Vice Chairman and Chief Executive Officer of J&L Specialty Steel, Inc., which is primarily a manufacturer of flat rolled stainless steel in the United States.

        William O. Albertini has been a Director of Triumph since May 1999. Mr. Albertini was Executive Vice President and Chief Financial Officer of Bell Atlantic Corp. from 1991 through 1997. In 1997, Mr. Albertini became Executive Vice President and Chief Financial Officer of Bell Atlantic Global Wireless, a wireless communication company, and remained in that position until his retirement in 1999. Mr. Albertini serves on the Board of Directors of Airgas, Inc., BlackRock Inc. and Charming Shoppes, Inc.

        George Simpson has been a Director of Triumph since 2002. Prior to his retirement in 2001, Mr. Simpson served as Chief Executive Officer of Marconi Corporation plc, formerly GEC plc, a position which he held since September 1996. Marconi Corporation plc was a communications and information technology company.

        The Board recommends that stockholders vote "FOR" each of the nominees. The five nominees receiving the highest number of affirmative votes will be elected as directors.

Proposal No. 2—Approval of an Amendment to Triumph Group Inc.'s Amended and Restated Certificate of Incorporation to, Among Other Things, Increase the Authorized Number of Shares of Common Stock from 50,000,000 to 100,000,000 Shares

        The Board has approved and recommends that the stockholders approve an amendment to Triumph's Amended and Restated Certificate of Incorporation to, among other things, increase the number of authorized shares of common stock from 50,000,000 to 100,000,000 shares. The proposed Amended and Restated Certificate of Incorporation is set forth in its entirety as Appendix A to this proxy statement.

        Under Delaware General Corporation Law, Triumph may, without limitation, amend its Amended and Restated Certificate of Incorporation to increase its authorized capital stock.

        Section A of Article Fourth of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Triumph is proposed to be amended and restated in its entirety. This section currently provides that: "The number of shares of stock which the Corporation will have authority to issue is 50,000,000 shares of Common Stock, $.001 par value per share ("Common Stock"), 6,000,000 shares of Class D Common Stock, $.001 par value per share ("Class D Common Stock"), and 250,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock")."

        The additional shares of common stock to be authorized would have rights identical to the currently outstanding common stock of Triumph. Adoption of the proposed amendment and issuance of the Triumph common stock would not affect the rights of the holders of currently outstanding common stock of Triumph, other than effects incidental to increasing the number of shares of Triumph common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Triumph common stock.

        At present, Triumph has no plans to issue additional shares of common stock. However, Triumph desires to have the shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. These purposes may include:

  •
  raising capital;

  •
  providing equity incentives to employees, officers or directors;

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  splitting Triumph's common stock if the Board determines that market conditions are appropriate;

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  expanding Triumph's business or product lines through the acquisition of other businesses, products or companies; and

  •
  other purposes.

        The additional shares of common stock that would become available for issuance if the proposal is adopted could also be used by Triumph to oppose a hostile takeover attempt or to delay or prevent changes in control or management of Triumph. For example, without further stockholder approval, Triumph's board of directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the then current board of directors of Triumph. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is Triumph's board of directors currently aware of any such attempts directed at Triumph), nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by Triumph to deter or prevent changes in control of Triumph, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

        Proposal No. 2 must receive "For" votes from the majority of shares of Triumph's common stock having voting power outstanding on the record date for the annual meeting, to be approved. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will also have the same effect as "Against" votes.

        If the proposed amendment is adopted, it will become effective upon the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which we anticipate doing as soon as practicable following the 2008 Annual Meeting of Stockholders. However, at any time prior to the effectiveness of the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State, the Board may abandon such proposed amendment without further action by the stockholders.

        The Board recommends that stockholders vote "FOR" the amendment of Triumph Group Inc.'s Amended and Restated Certificate of Incorporation to, among other things, increase the authorized number of shares of common stock from 50,000,000 to 100,000,000 shares.

Proposal No. 3—Ratification of Selection of Registered Public Accounting Firm

        The audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009 and the stockholders are asked to ratify this selection. Ernst & Young LLP has served as our independent registered public accounting firm since 1993. All audit and non-audit services provided by Ernst & Young LLP are approved by the audit committee. Ernst & Young LLP has advised us that it has no direct or material indirect interest in us or our affiliates. Representatives of Ernst & Young LLP are expected to attend the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The favorable vote of a majority of shares of common stock entitled to vote at the meeting, voting together as a class, is required to approve the ratification of the selection of independent registered public accounting firm.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2008 and 2007

Audit Fees

        Ernst & Young LLP's fees associated with the annual audit of financial statements, the audit of internal control of financial reporting, the reviews of Triumph's quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC, issuance of consents, and accounting consultations for the fiscal years ended March 31, 2008 and March 31, 2007 were $1,820,000 and $2,066,400, respectively.

Audit-Related Fees

        Ernst & Young LLP's fees for the fiscal years ended March 31, 2008 and March 31, 2007 for assurance and related services that were reasonably related to the performance of the audits of our financial statements were $100,296 and $60,768, respectively. These services consisted primarily of statutory audits.

Tax Fees

        Ernst & Young LLP's fees for the fiscal years ended March 31, 2008 and March 31, 2007 for tax compliance, tax advice and tax planning were $152,423 and $76,750, respectively. These services consisted primarily of review of the Company's U.S. Federal income tax return Form 1120, assistance with the Company's adoption of FIN48, consultation regarding the R&D tax credit and assistance regarding a change in the Company's tax accounting method.

All Other Fees

        Ernst & Young LLP did not perform any professional services other than those described above in the fiscal years ended March 31, 2008 and March 31, 2007.

Audit Committee Pre-Approval Policy

        The audit committee pre-approved the engagement of Ernst & Young LLP to render all of the audit and the permitted non-audit services described above. Our audit committee has determined that Ernst & Young LLP's rendering of all other non-audit services is compatible with maintaining auditor independence. The audit committee has delegated to its chair the right to pre-approve all audit services, between regularly scheduled meetings, subject to presentation to the full audit committee at its next meeting.

        The Board recommends that stockholders vote "FOR" the ratification of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending March 31, 2009.

OTHER MATTERS

        The Board knows of no matter, other than as referred to in this proxy statement, that will be presented at the meeting. However, if other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them with their judgment in those matters.

GOVERNANCE OF TRIUMPH

        Pursuant to the Delaware General Corporation Law and our By-Laws, our business is managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with our President and Chief Executive Officer and other officers, through a yearly meeting with senior management from our operating locations, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among our non-management directors, those directors meet in regularly scheduled executive sessions without management participation. These sessions are presided over by our lead director, who is one of our independent directors.

Corporate Governance Guidelines

        We have adopted Corporate Governance Guidelines which are posted on our website at www.triumphgroup.com and are available in print to any stockholder upon request.

Code of Business Conduct

        Our Board adopted a Code of Business Conduct in February 2004, which applies to each of our employees, officers and directors, including, but not limited to, our Chief Executive Officer, Chief Financial Officer and Controller (principal accounting officer). The Code of Business Conduct is reviewed at least annually by the Board's nominating and corporate governance committee. A copy of the Code of Business Conduct is posted on our website at www.triumphgroup.com and is available in print to any stockholder upon request.

Board of Directors

        The Board currently consists of six directors: William O. Albertini, Richard C. Gozon, Richard C. Ill, Claude F. Kronk, George Simpson and Terry D. Stinson, each of whom, other than Mr. Stinson, has been nominated by the Board for election as a director for the coming year. Mr. Stinson has decided not to stand for re-election in view of the demands of his other commitments.

Director Independence

        The Board has determined that Messrs. Albertini, Gozon, Kronk, Simpson and Stinson are all independent as independence is defined in the listing standards of the New York Stock Exchange and in our Independence Standards for Directors, which are included as Appendix B to this proxy statement and are posted on our website at www.triumphgroup.com.

Meetings and Committees of the Board

        The Board held six meetings during our fiscal year ended March 31, 2008 and also acted by unanimous consent in writing. Each of our directors, except for Mr. Stinson, attended at least 75% of the aggregate of all meetings of the Board during the fiscal year ended March 31, 2008. In addition, each of our directors attended at least 75% of the aggregate of all meetings of all committees of the Board of which he was a member held during the fiscal year ended March 31, 2008. We encourage all of our directors to attend our annual meeting of stockholders. For our 2008 annual meeting of stockholders, we expect all of our directors standing for reelection to attend. Last year, all of the directors attended the annual meeting of stockholders, except for Mr. Stinson.

        The standing committees of the Board are the audit committee, the compensation and management development committee, the nominating and corporate governance committee and the finance committee. We do not have an executive committee. All members of the audit committee, the compensation and management development committee and the nominating and corporate governance committee are independent, as independence for such committee members is defined in the listing standards of the New York Stock Exchange and in our Independence Standards for Directors, which are included as Appendix B to this proxy statement and are posted on our website at www.triumphgroup.com. Richard C. Gozon, who is our lead director, presides over executive sessions of non-management directors.

        Our Board has adopted a charter for each of the standing committees, each of which is reviewed at least annually by the relevant committee. A copy of the charter of each standing Board committee is posted on our website at www.triumphgroup.com and is available in print to any stockholder upon request.

Audit Committee

        The audit committee, consisting of Messrs. Albertini (Chair), Gozon, Simpson and Stinson, met ten times during the last fiscal year. The audit committee assists the Board in its oversight of the integrity of our financial statements, the operations and effectiveness of our internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and the independent registered public accounting firm.

Compensation and Management Development Committee

        The compensation and management development committee, consisting of Messrs. Gozon (Chair), Kronk and Simpson, met four times during the last fiscal year. The compensation and management development committee periodically reviews and evaluates the compensation of our officers and senior management, administers our 1996 Stock Option Plan and the 2004 Stock Incentive Plan, establishes guidelines for compensation of other personnel and oversees our management development and succession plans.

        The compensation and management development committee determines the compensation of the chief executive officer. The compensation and management development committee also reviews and approves the compensation proposed by the chief executive officer to be awarded to Triumph's other executive officers, Triumph's two group presidents, and the presidents and certain key senior officers of each of Triumph's operating companies and divisions. The chief executive officer generally attends compensation and management development committee meetings, but does not attend executive sessions or any discussion of his own compensation. The compensation and management development committee may form subcommittees and delegate authority to them, as it deems appropriate, provided that such subcommittees are composed entirely of independent directors.

        Neither Triumph nor the compensation and management development committee has any contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of senior executive or director compensation. Periodically, however, the committee has engaged a compensation consultant, whose selection and fees or charges are recommended and approved by the compensation and management development committee, to assist the compensation and management development committee and the chief executive officer in assessing and modifying elements of our management compensation programs. In such instances, the compensation and management development committee receives comprehensive data and analyses comparing Triumph's compensation program against industry and peer group norms. We last engaged a compensation consultant to review the cash compensation levels of our executive officers in the summer of 2005.

Compensation Committee Interlocks and Insider Participation

        During the fiscal year ended March 31, 2008, the compensation and management development committee of the Board was composed of Richard C. Gozon, Claude F. Kronk and George Simpson. None of the members of the compensation and management development committee is an officer or employee of us or any of our subsidiaries nor has any of them ever been an officer or employee of us or any of our subsidiaries during the fiscal year ended March 31, 2008.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee, consisting of Messrs. Albertini, Kronk (Chair) and Simpson, met four times during the last fiscal year. The nominating and corporate governance committee assists the Board in identifying individuals qualified to become Board members, recommending the nominees for directors, developing and recommending our corporate governance guidelines and overseeing the evaluation of the Board and management.

Finance Committee

        The finance committee, consisting of Messrs. Albertini, Gozon and Ill, met two times during the last fiscal year. The finance committee reviews our capital structure and policies, financial forecasts, operations and capital budgets, pension fund investments and employee savings plans and corporate insurance coverage as well as other financial matters deemed appropriate by the Board.

Director Nominations

        As previously discussed, the nominating and corporate governance committee assists the Board in identifying individuals qualified to become Board members and recommends the director nominees for the next annual meeting of stockholders. The nominating and corporate governance committee will consider nominees for director recommended by stockholders in accordance with the following procedures. As a stockholder, you may recommend any person as a nominee for director for consideration by our nominating and corporate governance committee by submitting name(s) and respective supporting information for each named person in writing to the Nominating and Corporate Governance Committee of the Board of Directors, Triumph Group, Inc., 1550 Liberty Ridge Drive, Suite 100, Wayne, Pennsylvania 19087. Recommendations should be received by February 26, 2009 for the 2009 Annual Meeting and should be accompanied by:

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  the name, residence and business address of the nominating stockholder;

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  a representation that the stockholder is a record holder of our stock or holds our stock through a broker, and the number of shares held;

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  information regarding each nominee that would be required to be included in a proxy statement;

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  a description of any arrangements or understandings between and among the stockholder and each nominee; and

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  the written consent of each nominee to serve as a director, if elected.

        As set forth in our Corporate Governance Guidelines and the nominating and corporate governance committee charter, the nominating and corporate governance committee has not established any specific minimum eligibility requirements for nominees, other than personal and professional integrity, dedication, commitment and, with respect to a majority of the Board, independence, or identified any specific qualities or skills necessary for directors to possess. However, when assessing a candidate's qualifications, the committee considers the candidate's experience, diversity, expertise, education, insight, judgment, skills, character, conflicts of interest and background. The committee does not have any specific process for identifying and evaluating nominees. The committee considers candidates proposed by directors, executive officers and stockholders, as well as those identified by third party search firms.

Communications with Directors

        Our Board of Directors provides a process for stockholders and interested parties to send communications to the Board. Stockholders and interested parties may communicate with any of our directors, any committee chair, the non-management directors as a group or the entire Board of Directors by writing to the director, committee chair, non-management directors or the Board in care of Triumph Group, Inc., Attention: Secretary, 1550 Liberty Ridge Drive, Suite 100, Wayne, Pennsylvania 19087. Communications received by the Secretary for any director or group of directors are forwarded directly to the director or group of directors. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the appropriate committee chair, all non-management directors or all directors.

Compensation of Directors

        Directors who are also employees do not receive additional compensation for serving as directors. Under our current non-employee director compensation policy, each director who is not our employee receives an annual retainer fee of $30,000. In addition, the chair of the audit committee receives an annual retainer fee of $4,000, each of the chairs of the compensation and management development committee and the nominating and corporate governance committee receives an annual retainer fee of $2,000 and the lead director receives an annual retainer fee of $2,000. Non-employee directors also receive meeting fees of $1,500 for in-person board meetings, $1,000 for in-person committee meetings and $500 for telephonic meetings. Non-employee directors also annually receive an equity-based grant with a grant date value of approximately $40,000. Under the Amended and Restated Directors' Stock Incentive Plan, non-employee directors can be granted options to purchase shares of our common stock, common stock awards and/or deferred stock units. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or its committees.

Summary Director Compensation Table

        The following table summarizes compensation we paid to non-employee directors for their service during fiscal 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Richard C. Gozen	52,500	18,492	7,125	78,117
Claude F. Kronk	45,000	18,492	7,125	70,617
William O. Albertini	50,000	18,492	7,125	75,617
George Simpson	46,000	18,492	7,125	71,617
Terry D. Stinson	39,500	18,492	10,202	68,194

(1)
The amounts listed above reflect the dollar value recognized, in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123R"), for financial statement reporting purposes during fiscal 2008 for all existing awards of deferred stock units. Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008. In fiscal 2008, each non-employee director received a grant of 500 deferred stock units, which had a grant date fair value of $32,495. At March 31, 2008, the aggregate number of outstanding deferred stock units held by each non-employee Director was:

  Mr. Gozon—1,500; Mr. Kronk—1,500; Mr. Albertini—1,500; Mr. Simpson—1,500; and Mr. Stinson—1,500.

(2)
The amounts listed above reflect the dollar value recognized, in accordance with SFAS 123R, for financial statement reporting purposes during fiscal 2007 for all existing stock option awards. Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008. At March 31, 2008, the aggregate number of outstanding stock options held by each non-employee Director was: Mr. Gozon—7,000; Mr. Kronk—7,000; Mr. Albertini—5,000; Mr. Simpson—4,500; and Mr. Stinson—3,500.

Report of Audit Committee

        The audit committee of the Board of Directors is composed of four independent directors and operates under a written charter adopted by the Board and reviewed annually by the committee and the Board. The members of the audit committee are not professionally engaged in the practice of auditing or accounting nor are they experts in the fields of auditing or accounting, including in respect of auditor independence. However, all committee members are financially literate. In addition, the Board has determined that Mr. Albertini is an "audit committee financial expert" and is independent as independence for audit committee members is defined in the listing standards of the New York Stock Exchange.

        Management is responsible for Triumph's internal controls and the financial reporting process, including the presentation and integrity of our financial statements. Triumph's independent registered public accounting firm is responsible for, among other things, performing an independent audit of Triumph's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report thereon. Triumph's independent registered public accounting firm is responsible for auditing the effectiveness of Triumph's internal control over financial reporting and management's assessment thereof in accordance with standards of the PCAOB, and issuing a report thereon. The audit committee's responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The audit committee also selects and approves the compensation of our independent registered public accounting firm.

        In fiscal 2008, the audit committee met and held private discussions with management, the independent registered public accounting firm and Triumph's internal auditors. In addition, the members of the audit committee reviewed (independently or collectively) Triumph's financial statements before such statements were filed with the Securities and Exchange Commission (the "SEC") in Triumph's periodic reports on Forms 10-Q and 10-K and all press releases containing earnings reports. Management represented to the audit committee that Triumph's financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the audit committee reviewed and discussed the financial statements with management and the independent registered public accounting firm. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T.

        Triumph's independent registered public accounting firm, Ernst & Young LLP, also provided to the audit committee the written disclosures required by Rule 3600T of the PCAOB, which adopts on an interim basis Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the audit committee its independence. The audit committee also considered the compatibility of non-audit services with Ernst & Young LLP's independence. Based on these discussions and disclosures, the audit committee concluded that Ernst & Young LLP is independent from Triumph and its management.

        Based on the audit committee's discussion with management and the independent registered public accounting firm and its review of the representations of management and the report of the independent registered public accounting firm to the audit committee, the audit committee recommended that the Board include the audited financial statements in Triumph's Annual Report on Form 10-K for the year ended March 31, 2008, to be filed with the SEC.

Audit Committee
William O. Albertini (Chairman) Richard C. Gozon George Simpson Terry D. Stinson

        This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 except to the extent that Triumph specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act of 1933 and the Securities Exchange Act of 1934 and shall not be deemed soliciting material.

Report of Compensation and Management Development Committee

        The compensation and management development committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation and management development committee recommended to Triumph's Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Management Development Committee
Richard C. Gozon (Chairman) Claude F. Kronk George Simpson

        This report of the compensation and management development committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Triumph specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act of 1933 and the Securities Exchange Act of 1934, and shall not be deemed soliciting material.

Certain Relationships And Related Transactions

Review and Approval of Transactions with Related Persons

        Our Policy for the Review, Approval or Ratification of Transactions with Related Persons requires approval or ratification by our Board of Directors for any transaction in which the amount involved exceeds $120,000, Triumph or one of its subsidiaries is a participant and any related person has a direct or indirect material interest. The policy and Triumph's Code of Business Conduct establish procedures for reporting of potential related party transactions under the policy and potential conflicts of interest. The legal department determines whether reported transactions constitute a related party transaction requiring pre-approval.

        The policy provides that the Board may delegate review of a related party transaction to the nominating and corporate governance committee (or another standing or ad hoc committee). In addition, if it is impractical to wait until the next Board or committee meeting to obtain approval of a related party transaction, the chair of the nominating and corporate governance committee may approve the transaction, provided that he reports such approval at the next regularly scheduled Board meeting. If the transaction at issue relates to a member of the Board, that member may not participate in the review of such transaction.

        If Triumph becomes aware of a related party transaction that was not pre-approved under the policy, then the Board will review the matter and evaluate its options (including ratification, revision and termination of the transaction at issue).

        Currently, Triumph is not aware of any transaction since April 1, 2007, or any currently proposed transaction, in which Triumph was or is to be a participant and the amount involved exceeds $120,000, and in which any related party has or will have a direct or indirect material interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Overview

        Our executive compensation programs are intended to achieve several business objectives:

  •
  To help us recruit and retain executives with the talent required to successfully manage our business

  •
  To motivate our executives to achieve our business objectives

  •
  To instill in our executives a long-term commitment to Triumph's success by providing elements of compensation that align the executives' interests with those of our stockholders

  •
  To provide compensation that recognizes individual contributions as well as overall business results

        Our compensation strategy is to place the major portion of total executive compensation at risk in the form of annual incentives and long-term, stock-based compensation programs.

        The components of our current executive compensation program are:

  •
  annual salary

  •
  annual cash bonus compensation

  •
  long-term equity incentive compensation

  •
  pension benefits and deferral of compensation

  •
  perquisites

  •
  benefits generally available to all Triumph corporate employees

        Each of these components is discussed separately below. While the elements of compensation described below are considered separately, the compensation and management development committee takes into account the full compensation package we provide each executive, including matching contributions under our 401(k) plan, insurance and other benefits generally available to all Triumph employees, as well as the programs described below.

Base Salaries

        We initially set base salaries for an executive officer by evaluating the responsibilities of the position and the experience of the individual. In doing so, we consider the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at companies of similar size in the aviation and general manufacturing industries. We determine annual salary adjustments by evaluating the performance of Triumph and of each executive officer, taking into account changes in responsibilities.

        In adjusting the base salary granted to Mr. Ill for the fiscal year ended March 31, 2008, the compensation and management development committee took into account a number of subjective and objective considerations, including the following:

  •
  the extent of our success in meeting our financial objectives for the previous fiscal year

  •
  how our financial performance compared with that of similar companies engaged in providing products and services to the aviation industry

  •
  current economic conditions in the aviation industry generally

  •
  the performance of the common stock and management's ability to enhance stockholder value generally

  •
  Mr. Ill's individual performance

  •
  as appropriate, a comparison of base salaries of chief executive officers of our industry group

        The compensation and management development committee also took into account the longevity of Mr. Ill's service to Triumph and its belief that Mr. Ill is an excellent representative of Triumph to the public by virtue of his stature in the community and the industry. For the fiscal year ended March 31, 2008, Mr. Ill's base salary was established at an annual rate of $680,000. After considering Mr. Ill's and Triumph's performance, Mr. Ill's base salary was increased as of April 1, 2008 to an annual rate of $725,000.

        With respect to our other executive officers, Mr. Ill made his recommendations based upon considerations similar to those outlined above, as they apply to each executive officer and his individual performance and the compensation and management development committee approved salary increases based on a review of Mr. Ill's recommendations.

Annual Cash Bonus Compensation

        We provide significant incentive opportunities for our executive officers. Our target for executive salaries is to be at approximately the median for our industry group, while our target for cash bonus compensation is to be nearer the 75th percentile for our industry group. The purpose of seeking this balance is to provide an incentive to our executives by providing the potential for above average compensation but only if our performance objectives are met or exceeded. Nevertheless, significant variations are possible depending upon the performance of Triumph and the executive's individual performance.

        Our annual cash bonus plan for executive officers is tied to the annual business plan. The business plan for a given fiscal year is developed at the business unit, group and corporate levels in a formal process taking place over several months beginning generally in the third fiscal quarter of the prior fiscal year. The business plan is then reviewed and approved by our Board of Directors in the first month of the fiscal year. Our business plan for the fiscal year ending March 31, 2009 was developed beginning in the late fall of 2007 and approved by the Board of Directors in April 2008.

        The amount of annual cash bonus compensation awarded to our executive officers is tied to the business plan by initially measuring actual company performance against the target for earnings per share set in the business plan. While no financial performance measure or measures can perfectly reflect company performance, we believe earnings per share is a fair measure of performance that also focuses our executives on the measure of perhaps greatest significance to our stockholders, thus aligning our executives' interests with those of our stockholders. Where appropriate, individual non-financial performance measures are also considered in determining annual cash bonus compensation.

        For the chief executive officer and the chief financial officer, the target amount of their annual cash incentive awards is equal to 75% and 60%, respectively, of their annual base salaries, and the maximum amount of their annual cash incentive awards is equal to 160% and 120%, respectively, of their annual base salaries. Our other executive officers have annual cash bonus award targets that are set by the chief executive officer, with the approval of the compensation and management development committee, according to the executive officer's job function and level within Triumph. These target and maximum bonus amounts are set and, from time to time, adjusted based upon a consideration of each executive's compensation level to provide a balance between fixed compensation and compensation at risk that is appropriate in our judgment in each case, taking into consideration the significance of the position and the executive's record of performance against company objectives. For example, an executive with an established record of successful performance is likely to receive an increase in target and maximum bonus opportunities rather than significant increases in base salary. No payment under the annual cash bonus plan to any one executive officer in any fiscal year may exceed $3.0 million.

        The compensation and management development committee determines the amount of the annual cash bonus award of the chief executive officer. The chief executive officer determines the amount of the award to each other executive officer and the other members of management, subject to the review and approval of the compensation and management development committee.

        Triumph's performance for the fiscal year ended March 31, 2008 exceeded the financial performance goals established for the year in the business plan. Based upon our performance and its evaluation of other aspects of Mr. Ill's performance as described above, the compensation and management development committee approved a bonus for Mr. Ill of $1,088,000 for the fiscal year ended March 31, 2008 (160% of salary), an increase of 14% from the prior year's bonus of $952,500. For similar reasons, the compensation and management development committee approved bonuses of $456,000, $208,000, $215,000 and $120,000 for Messrs. Kornblatt, Resnick, Wright and Kindig, respectively, for the fiscal year ended March 31, 2008 (120%, 104%, 97% and 67% of their annual salaries, respectively). With respect to Messrs. Wright and Kindig, the bonus represented an increase of 43% and 4% from their prior year's bonuses, and Mr. Resnick's bonus reflected a pro rata share of annual bonus, since he retired on November 2, 2007.

Long-Term Equity Compensation

        We award stock options and restricted stock to executive officers and other management employees to align management's interest with that of its stockholders. Under Triumph's 2004 Stock Incentive Plan, the compensation and management development committee can grant stock options and restrictive stock awards to our executive officers as well as to other employees. The compensation and management development committee sets guidelines for the size of stock option awards and restricted stock awards based on factors, including competitive compensation data, similar to those used to determine base salaries and annual cash incentive compensation. The compensation and management development committee determines the size of any grant made to the chief executive officer. The compensation and management development committee also approves the amounts of the grants made to the other executive officers and other members of management, based upon the recommendation of the chief executive officer. In the event of poor corporate performance, the compensation and management development committee may elect not to make equity awards.

        Until our 2007 fiscal year, we generally made equity compensation awards under the 2004 Stock Incentive Plan in the form of incentive or nonqualified stock options. The awards were generally made to our executive officers and other senior management employees. The stock options were granted with an exercise price equal to the market price of the common stock on the date of grant, vest over four years and may be exercised for up to ten years from the date of grant. This approach was designed to incentivize the creation of stockholder value over the long term because the full benefit of the compensation package could not be realized unless stock price appreciation occurs over a number of years.

        Beginning with our 2006 fiscal year, the compensation and management development committee awarded grants of performance-based restricted stock to our executive officers under the 2004 Stock Incentive Plan. For the grants made for fiscal 2006 and fiscal 2007, the target number of shares covered by each award was subject to increase or decrease based upon the extent to which we achieved an established earnings per share target for the fiscal year, and there was the possibility that the grant would be eliminated altogether if Triumph's performance for that fiscal year was sufficiently below that objective. In addition, an executive who received an award forfeits the award altogether if the executive voluntarily resigns from Triumph within four years of the grant. This approach was designed to incentivize the creation of stockholder value over the long term because the number of shares covered by the award, and whether the award would be made at all, would depend upon the extent of management's achievement of the performance target set for the given fiscal year. It was also designed to induce management to remain with Triumph because the award is forfeited if the grant recipient voluntarily resigns. For restricted stock awards granted in fiscal 2007, the target number of shares covered by each award was equal to 50% of the executive officer's annual base salary on the date of grant, based upon the closing price per share of our common stock as of the date the compensation and management development committee approved the grants.

        For the fiscal years ended March 31, 2008 and ending March 31, 2009, the compensation and management development committee awarded a combination of grants of performance-based restricted stock to our executive officers under the 2004 Stock Incentive Plan and deferred cash payments. Under the terms of the grants, if we achieve a target level of earnings per share for the fiscal year, then the executive officers will receive a combination of restricted stock and deferred cash of a total value equal to 50% of their respective base salaries as adjusted at the beginning of that fiscal year. The portion of the grant represented by restricted stock grant will be a number of shares having a value equal to 70% of the total value of the combined grant (using the stock value as of the date the compensation and management development committee determines that the performance objective has been achieved). The remaining portion of the grant will be paid in cash at the same time that the restrictions on the stock grant lapse. If we fail to achieve the target performance objective for the fiscal year, the grant would be eliminated altogether. If the executive remains with Triumph for an additional three years, he will receive the shares of stock free of restrictions as well as the cash payment. This approach was designed to incentivize the creation of stockholder value over the long term because the achievement of the award depends upon the extent of management's achievement of the performance target set for the given fiscal year. Moreover, we believe the desire to increase the value of the stock to be received upon expiration of the restrictions will induce management both to remain with Triumph to avoid forfeiture of the grant and to achieve superior performance to increase the value of the stock ultimately received.

        We generally make awards of long-term equity compensation at a regularly scheduled meeting of the compensation and management development committee held in April of each year. However, last year the grants were not approved until June 2007 when the final details of the structure of the grants were determined.

        Also at the April meeting, the compensation and management development committee acts upon the annual cash incentive awards to management made with respect to Triumph's performance in the fiscal year just ended and approves the salary adjustments to be made for management for the new fiscal year. There is a regularly scheduled meeting of the full Board of Directors held shortly thereafter at which the compensation and management development committee reports on its actions with respect to executive and senior management compensation. Based upon the extent to which Triumph achieved the established earnings per share target for the fiscal year ended March 31, 2008, the number of shares covered by the performance-based restricted stock grants awarded in April 2007 amounted to a total of 40,902 shares of restricted stock, of which 8,601 shares were awarded to our executive officers. The shares will remain restricted until April 2011.

        We have never made equity compensation awards other than at a regularly scheduled meeting of the Board of Directors or the compensation and management development committee.

Pension Benefits

        We have a split dollar life insurance program and supplemental executive retirement plan under which four of our executive officers participate. Benefits are payable upon normal retirement, which is age 65. Early retirement benefits are available with an actuarial reduction for early commencement. The pension benefits, which are described in more detail beginning on page 24 of this proxy statement, are intended to provide competitive retirement benefits to our executives when considered in conjunction with the other retirement benefits we offer.

Deferred Compensation

        We offer all of our executives the opportunity to defer all or any part of their bonus for any year, to be paid out over the following two years. Further information about the deferred compensation plan is set forth on page 25 of this proxy statement. We believe that the deferred compensation is consistent with competitive practices in our industry.

Perquisites

        We provide certain of our executive officers with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table below. We believe the additional benefits are reasonable, competitive and consistent with Triumph's overall executive compensation program. We believe that these benefits generally allow our executives to work more efficiently and in the case of the tax preparation and counseling services, help them to optimize the value received from the compensation and benefit programs offered. The costs of these benefits constitute only a small percentage of each executive's total compensation. Included among the benefits are personal use of the company plane (valued based on the incremental cost to Triumph for fuel, landing fees and other variable costs of operating the airplane, but not including fixed costs that do not change based on usage, such as pilots' salaries, depreciation of the purchase cost of the aircraft and the cost of general maintenance), payment of club dues for Mr. Ill, tax preparation for Mr. Ill, and housing expense for Mr. Kornblatt. Set forth below is the aggregate value of perquisites received by each of our executive officers during fiscal 2008.

Name	Total ($)
Richard C. Ill	49,706
M. David Kornblatt	26,419
Lawrence J. Resnick	0
John B. Wright, II	0
Kevin E. Kindig	0

Employment Agreements

        In June 2007, the compensation and management development committee determined that it would be appropriate to provide employment agreements to the executive officers effective only upon the occurrence of a change of control of Triumph. The prospect of a change of control, such as a possible acquisition by another company, causes executives two problems: the executives may be distracted by the need to obtain employment elsewhere; and their personal interest may be at cross purposes with the stockholders' interest in realizing maximum share value. The executives should have a reasonable level of incentive to consummate the deal. A reasonable level of incentive means they have the security to know that there will be sufficient compensation to cover an extended period of seeking comparable jobs in the event that the acquiror terminates their employment. We believe that the change of control employment agreements will afford the executive a reasonable level of incentive to consummate the deal, and Triumph accordingly entered into the agreements with Messrs. Ill, Kornblatt, Wright and Kindig on March 7, 2008. Further information about the agreements and the benefits offered by Triumph upon a change of control can be found beginning on page 26 of this proxy statement.

        Since the change of control employment agreements would not be effective until a change of control takes place, the executives will continue to serve at the will of the Board. This allows Triumph to terminate their employment with discretion as to the terms of any severance arrangement except upon the occurrence of a change of control. We believe these agreements recognize the executives' legitimate concern that a transaction in Triumph's long-term interest may necessitate their loss of employment while preserving Triumph's flexibility in retaining executive management in the absence of such a transaction.

Stock Ownership Guidelines

        In June 2007, the Board of Directors adopted stock ownership guidelines prescribing minimum levels of Triumph stock ownership our senior executives are expected to meet. The ownership target is expressed as a multiple of base salary. There are four tiers within senior management covered by the guidelines. For the chief executive officer, the multiple is five. For the chief financial officer, the multiple is three. For other executive officers and members of senior management, the multiple is two or one depending on the level of the position. An executive is required to achieve the guideline within five years of assuming a position subject to the guidelines or assuming a new position subject to a higher level of ownership. The executives serving in positions subject to the guidelines at the time of their adoption and not already meeting the guidelines must achieve the guidelines within five years of the date of their adoption.

        Of the executive officers named in the Summary Compensation Table who remain with Triumph, Messrs. Ill and Kindig already met the guidelines at the date of their adoption, and Messrs. Wright and Kornblatt have until June 2012 to meet the guidelines.

Executive Compensation Tables

Summary Compensation Table

        The following table summarizes the total compensation we paid to Richard C. Ill, President and Chief Executive Officer, John R. Bartholdson, Senior Vice President, Chief Financial Officer and Treasurer in 2007 and M. David Kornblatt, Senior Vice President, Chief Financial Officer and Treasurer in 2008, and to each of the three most highly compensated executive officers of Triumph, other than the chief executive officer and chief financial officer, for the fiscal years ended March 31, 2007 and March 31, 2008. We refer to these individuals as the executive officers elsewhere in this Proxy Statement. There is further information about our current executive officers in the 2008 Annual Report on Form 10-K enclosed with this Proxy Statement, and we incorporate that information in this Proxy Statement by reference.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)	Total ($)
Richard C. Ill President and Chief Executive Officer	2008 2007	680,000 635,000	1,088,000 952,500		240,812 210,137	53,010 53,010	508,283 182,624		69,644 53,612	2,639,749 2,086,883
M. David Kornblatt Senior Vice President, Chief Financial Officer and Treasurer	2008 2007	316,667 —	546,000 —	(6)	195,023 —	— —	— —		36,203 —	1,093,893 —
John R. Bartholdson Senior Vice President, Chief Financial Officer and Treasurer(7)	2008 2007	146,667 440,000	0 528,000		131,081 151,053	41,040 41,040	64,438 143,940	(9)	19,968 59,931	403,194 1,363,964
Lawrence J. Resnick Senior Vice President—Operations(8)	2008 2007	198,288 303,750	208,000 363,600		90,109 103,893	28,025 28,025	25,944 6,429		5,791 17,663	556,157 823,360
John B. Wright, II Vice President, General Counsel and Secretary	2008 2007	222,600 212,000	215,000 150,000		81,698 71,836	19,000 19,000	— —		7,644 7,326	543,942 460,162
Kevin E. Kindig Vice President and Controller	2008 2007	180,000 170,000	120,000 115,000		66,556 58,513	15,960 15,960	10,053 2,435		6,084 5,754	398,653 367,662
(1)
"Bonus" consists of cash bonuses earned in the fiscal year identified. Such bonuses were earned pursuant to Triumph's annual cash bonus plan for executive officers.

(2)
The amounts listed above reflect the dollar value recognized, in accordance with SFAS 123R, for financial statement reporting purposes during fiscal 2007 and fiscal 2008 for all existing restricted stock awards. Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and footnote 11 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

(3)
The amounts listed above reflect the dollar value recognized, in accordance with SFAS 123R, for financial statement reporting purposes during fiscal 2007 and fiscal 2008 for all existing stock options. Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and footnote 11 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

(4)
Represents changes in value under our Supplemental Retirement Plan (the "SERP") and the split dollar life insurance program (the "Split Dollar Program"). See "Pension Benefits" beginning on page 24 of this Proxy Statement for additional information, including the present value assumptions used in this calculation.

(5)
All Other Compensation includes (i) Triumph's match for contributions to the 401(k) plan; (ii) income imputed to the executive officer under Triumph's group's term life insurance policy; (iii) for Messrs. Ill, Bartholdson, Resnick, and Kindig, income imputed to the executive officers for the death benefit portion of the Split Dollar Program; (iv) for Messrs. Ill, Kornblatt, Bartholdson, and Resnick, personal use of Triumph's airplane; (v) for Messrs. Ill, Bartholdson, and Resnick, payment of club dues; (vi) for Mr. Ill, tax preparation allowance and (vii) for Mr. Kornblatt, housing expenses.

(6)
Mr. Kornblatt received a $90,000 signing bonus upon joining Triumph Group, Inc. and a year-end bonus of $456,000.

(7)
Mr. Bartholdson retired as Senior Vice President, Chief Financial Officer and Treasurer of Triumph effective April 30, 2007.

(8)
Mr. Resnick retired from Triumph effective November 2, 2007.

(9)
During fiscal 2008, Mr. Bartholdson received distributions of $2,290,042 and $83,636 pursuant to his SERP and Split Dollar plans, respectively.

Grants of Plan-Based Awards

        The following table lists, for each of the executive officers named in the Summary Compensation Table, information about plan-based awards granted during fiscal 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)(2)
			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Target
Richard C. Ill	6/06/07	340,000	—		—
M. David Kornblatt	6/06/07 6/14/07	190,000	12,000	(3)	817,320
John B. Wright, II	6/06/07	111,300	—		—
Kevin E. Kindig	6/06/07	90,000	—		—

(1)
Effective June 6, 2007, the compensation and management development committee awarded an incentive performance-based award to our executive officers payable, if achieved, in shares of restricted stock under the 2004 Stock Incentive Plan and a deferred cash payment. Pursuant to the award, the recipient would receive restricted stock and cash valued at 50% of such recipient's base salary, with 70% of the value of the award paid in restricted stock and 30% of the value of the award paid in cash. In order to receive the restricted stock and cash, Triumph must have achieved earnings per share of a specified amount for fiscal 2008. If the incentive award performance metrics are attained, the restricted stock will be issued in fiscal 2009, subject to vesting, and the award will vest in full in 2011 and be released to the recipient, provided that such recipient remains employed by Triumph or one of its affiliates through the payment date.

(2)
Subsequent to March 31, 2008, the compensation and management development committee determined that Triumph had attained the performance objectives for fiscal 2008 and finalized the incentive award payout as follows: Issuance of restricted shares: Mr. Ill—3,998, Mr. Kornblatt—2,235, Mr. Wright—1,309 and Mr. Kindig—1,059. The restricted stock awards vest in full on June 6, 2011. In addition, it was determined that the cash payments would be made in 2011 as follows: Mr. Ill—$102,000, Mr. Kornblatt—$57,000, Mr. Wright—$33,390 and Mr. Kindig—$27,000, provided that the recipient remains employed by Triumph or one of its affiliates through the payment date.

(3)
Upon joining the Company, Mr. Kornblatt was granted 12,000 restricted shares that vest on the third, fourth, fifth and sixth anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards at March 31, 2008.

Name	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested ($)
Richard C. Ill	20,000	—	26.44	4/16/99	4/16/09	—		—	—	—
	20,000	—	38.35	4/20/01	4/20/11	—		—	—	—
	20,000	—	44.91	4/19/02	4/19/12	—		—	—	—
	40,000	—	32.83	11/12/03	11/12/13	—		—	—	—
	7,440	3,720	30.74	4/22/05	4/22/15	—		—	—	—
	—	—	—	—	—	5,591		318,295	—	—
						9,490		540,265	—	—
M. David Kornblatt						12,000	(4)	683,160	—	—
Lawrence J. Resnick	—	—	—	—	—	2,957		168,342	—	—
	—	—	—	—	—	4,538		258,348	—	—
John B. Wright, II	10,000	—	32.49	7/12/04	7/12/14	—		—	—	—
	2,667	1,333	30.74	4/22/05	4/22/15	—		—	—	—
		—	—	—	—	2,008		114,315	—	—
	—	—	—	—	—	3,167		180,297	—	—
Kevin E. Kindig	6,000	—	44.91	4/19/02	4/19/12	—		—	—	—
	1,000	—	32.83	11/12/03	11/12/13	—		—	—	—
	2,240	1,120	30.74	4/22/05	4/22/15	—		—	—	—
	—	—	—	—	—	1,684		95,870	—	—
	—	—	—	—	—	2,541		144,659	—	—
(1)
Options vest in four equal installments on the anniversary of the grant date, except for those granted on April 22, 2005 which all vested in three equal installments by April 22, 2008, the third anniversary of the grant date.

(2)
Represents restricted stock awards made on April 22, 2005 and April 20, 2006, which will vest on April 22, 2009 and April 20, 2010, respectively.

(3)
In addition to the awards outstanding at fiscal year end, the named executive officers received restricted stock subsequent to March 31, 2008, as partial payment of a fiscal 2008 performance-based incentive award described in footnotes (2) and (3) to the Grants of Plan-Based Awards table.

(4)
Upon joining the Company, Mr. Kornblatt was granted 12,000 restricted shares that vest on the third, fourth, fifth and sixth anniversary of the grant date.

Option Exercises and Stock Vested

        The following table sets forth information concerning options exercised during fiscal 2008 (no restricted stock held by the executive officers vested in fiscal 2008).

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Richard C. Ill	18,000	402,660
M. David Kornblatt	—	—
Lawrence J. Resnick	20,181	1,949,153
John B. Wright, II	—	—
Kevin E. Kindig	—	—
John R. Bartholdson	2,880	96,797

Pension Benefits

        The following table sets forth information concerning pension benefits of the executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Richard C. Ill	SERP Split Dollar	15 15	3,071,221 1,457,807	— —
M. David Kornblatt	SERP Split Dollar	— —	— —	— —
Lawrence J. Resnick	SERP Split Dollar	11 11	265,719 40,171	— —
John B. Wright, II	SERP Split Dollar	— —	— —	— —
Kevin E. Kindig	SERP Split Dollar	15 15	102,581 14,723	— —
John R. Bartholdson	SERP Split Dollar	14 14	— 929,292	2,290,042 83,636

(1)
Present values were calculated for the SERP using the following actuarial assumptions: Discount Rate-as of March 31, 2008, a discount rate of 6.25% prior to age 65 and 3.50% after age 65, and, for March 31, 2007, 6.00% prior to age 65 and 4.50% after age 65; Mortality for both 2008 and 2007, the 1994 Group Annuity Mortality table projected to 2002 and blended 50% Male and 50% Female (Unisex table used for lump sum option under the plan). Present values were calculated for the Split Dollar using the following actuarial assumptions: Discount Rate—as of March 31, 2008, a discount rate of 6.25% both prior to and after age 65, and for March 31, 2007, 6.00% both prior to and after age 65; Mortality for both 2008 and 2007 was the RP 2000 Mortality table.

(2)
Mr. Bartholdson retired from Triumph effective April 30, 2007. Accordingly, Mr. Bartholdson received a lump sum distribution of his SERP benefit of $2,290,042 and an annuity payment under the Split Dollar arrangement of $83,636.

        In 1999, we adopted the Split Dollar Program to provide benefits for certain officers. For Mr. Ill, this program provides annual, lifetime retirement benefits equal to 65% of 1999 total pay, reduced by projected Social Security benefits and further reduced for projected service of less than 20 years. The other officers received annual, lifetime benefits based on their 1999 total pay, projected years of service and other performance parameters. The program provides a death benefit to each participant equal to ten times the participant's expected annual benefit, reduced by any distributions received, but in no event less than $25,000. Because of the restrictions on loans to executive officers included in the Sarbanes-Oxley Act of 2002, the program was amended in 2002 to retain the split dollar policies purchased in 1999 with no further premium payments, reassign the additional policies to Triumph and adopt an unfunded SERP.

        The participating officer's benefits under the Split Dollar Program and SERP are fully vested and, therefore, are entitled to benefits under the Split Dollar Program upon reaching retirement age (age 65) no matter when they terminate their employment with Triumph. However, if a participating officer is terminated for cause, he is not entitled to receive any benefit under the Split Dollar Program or the SERP. For the purposes of both programs, cause includes dishonesty or willful misconduct in carrying out duties for Triumph, breach of fiduciary duty to Triumph for personal benefit and willful violation of law. In addition, in order to continue to receive benefits under the SERP and the Split Dollar Program, the participating officer cannot compete with Triumph.

        The total benefits expected to be provided (or, in the case of Mr. Bartholdson, the total benefits provided) by the Split Dollar program and the SERP are as follows:

	Total Death Benefit ($)	Annual Payment from Split Dollar ($)	Annual Payment from SERP ($)	Total Annual Payment ($)
Richard C. Ill	3,605,150	139,097	221,418	360,515
Lawrence J. Resnick	541,320	8,733	45,399	54,132
Kevin E. Kindig	208,320	3,217	17,615	20,832
John R. Bartholdson	744,862	83,636	—	83,636

        Both programs allow for early retirement at age 62, provided that the participant makes an irrevocable election to retire early at least 12 months prior to termination of employment. Benefits are reduced by 8% for each year prior to age 65 that the participant retires. In addition, the SERP allows for a lump sum distribution based on the 10 year Treasury bond rate as of the date of retirement, provided that an irrevocable election was made at least 12 months prior to termination. Mr. Ill is currently eligible for early retirement. Mr. Ill has also made an election that, upon retirement, he will receive his SERP benefit in the form of a lump sum. If Mr. Ill were to have retired on March 31, 2008, he would have received an annual benefit of $137,242 under the Split Dollar program and a lump sum payment of $3,071,221 under the SERP.

Deferred Compensation

        We offer all of our executives the opportunity to defer all or any part of their bonus for any year, to be paid out over the following two years. During the deferral period, the deferred amounts are credited interest at the 5 year U.S. Treasury rate. During fiscal 2008, this interest rate was 4.9%. The amount is payable over the following two years whether or not the executive's employment with Triumph terminates, except that, if the executive dies, the aggregate balance deferred at the time of his death is payable to his beneficiaries.

Potential Payments upon Termination or Change of Control

        As of March 31, 2008, our executive officers did not have employment agreements with Triumph. The information below describes and quantifies compensation that would become payable under existing arrangements in the event of termination of such executive officer's employment under several different circumstances. The amounts shown assume that such termination was effective as of March 31, 2008, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the executive officers upon their termination. The actual amounts to be paid can only be determined at the time of such executive officer's separation from Triumph.

        Severance.    In addition to the items described below, payments and benefits provided on a non-discriminatory basis to salaried employees generally and in the event of a change of control as discussed below, the compensation and management development committee or the independent directors of the Board may authorize additional severance benefits, although they are not obligated to do so.

        Pension Benefits.    A description of the SERP and Split Dollar Life Insurance Program in which Messrs. Ill and Kindig participate, including each of their vested benefits under the programs, is included beginning on page 24 of this proxy statement. Messrs. Kornblatt and Wright do not participate in either the SERP or the Split Dollar program. Neither the SERP nor the Split Dollar Program are available on a non-discriminatory basis to salaried employees generally.

        Stock Options.    Messrs. Ill, Wright and Kindig hold stock options issued under our 2004 Stock Incentive Plan. With regard to the outstanding stock options held by Messrs. Ill, Wright and Kindig, if the executive officer's employment terminates for any reason, then all options issued under the 2004 Stock Incentive Plan held by the executive officer will terminate ninety days after the executive officer's termination, except as follows:

  •
  if an executive officer's employment terminates as a result of the executive officer's death, then all vested options will remain exercisable and all options may be exercised until expiration of the stated term of the option;

  •
  if an executive officer's employment terminates as a result of the executive officer's disability or retirement due to age, then all exercisable options shall remain exercisable until the expiration of the stated term of the option;

  •
  if an executive officer ceases to be an employee as a result of participation in a voluntary severance incentive program, unless the voluntary severance incentive program provides otherwise, all unvested options will immediately vest and all outstanding options will be exercisable until the expiration of the stated term of the option; and

  •
  if an executive officer ceases to be an employee because of a divestiture by Triumph or termination as part of a workforce restructuring program, the compensation and management development committee may, in its sole discretion, make some or all of the outstanding options granted to the executive officer become fully vested, and such options shall remain exercisable until the expiration of the stated term of the option.

        In the event of a change of control (as defined in the 2004 Stock Incentive Plan), the executive officers' stock options do not automatically accelerate. Acceleration of vesting upon a change of control is at the discretion of the compensation and management development committee.

        Messrs. Ill, Wright and Kindig hold stock options issued under our 1996 Stock Option Plan, all of which are fully vested. With regard to the outstanding stock options held by Messrs. Ill, Wright, and Kindig, if the executive officer's employment terminates for any reason, then all options issued under the 1996 Stock Option Plan held by the executive officer will terminate thirty days after the executive officer' termination, except as follows:

  •
  if an executive officer's employment terminates as a result of the executive officer's death, then all options will remain exercisable until expiration of the stated term of the option; and

  •
  if an executive officer's employment terminates as a result of the executive officer's disability or retirement due to age, then all options shall remain exercisable until the expiration of the stated term of the option.

        The table below sets forth the value each executive officer would have realized upon the exercise of his outstanding options under several different termination and change of control scenarios. Amounts in the table are based on a $56.93 closing price per share of our common stock on March 31, 2008 (the last trading day of fiscal 2008) and assume the executive officer immediately exercised and sold all of their vested stock options.

Voluntary termination; involuntary termination; death; disability; retirement ($)	Termination as part of a
voluntary severance program;
change of control of Triumph
with accelerated vesting;
termination as part of divestiture
or workforce restructuring program
with accelerated vesting ($)

Richard C. Ill	1,657,053	1,754,480

Lawrence J. Resnick	—	—

John B. Wright, II	314,248	349,160

Kevin E. Kindig	154,885	184,218

        Restricted Stock.    Messrs. Ill, Kornblatt, Wright and Kindig hold restricted stock issued under our 2004 Stock Incentive Plan. The restricted stock awards are subject to adjustment based upon the extent to which Triumph achieves an established performance objective for a particular fiscal year or the market price of Triumph's common stock when it is determined that the performance objective for the fiscal year has been achieved. If Triumph fails to achieve the target performance objective for the fiscal year, the grant would be eliminated altogether. If Triumph achieves the target performance objective for the fiscal year and the grant recipient remains with Triumph for an additional three years following such achievement, the recipient will receive the shares of stock free of restrictions. With regard to the restricted stock held by Messrs. Ill, Kornblatt, Wright and Kindig, if the executive officer's employment terminates for any reason, then all unvested shares of restricted stock held by the executive officer under the 2004 Stock Incentive Plan will be forfeited, except as follows:

  •
  if an executive officer's employment terminates as a result of disability or retirement, the outstanding shares of restricted stock will continue to vest, provided the executive officer refrains from competing with Triumph, does not disclose or improperly use any confidential information of Triumph, discloses and assigns to Triumph any inventions or ideas related to Triumph's business that the executive officer made or conceived during his employment and, in the case of retirement, provides limited consulting services to Triumph, if requested;

  •
  if an executive officer ceases to be an employee as a result of participation in a voluntary severance incentive program, unless the voluntary severance incentive program provides otherwise, all unvested shares of restricted stock will immediately vest and all forfeiture provisions will lapse; and

  •
  if an executive officer ceases to be an employee because of a divestiture by Triumph or termination as part of a workforce restructuring program, the compensation and management development committee may, in its sole discretion, make some or all of the executive officer's outstanding restricted stock vested.

        In the event of a change of control (as defined in the 2004 Stock Incentive Plan), the restrictions on the executive officers' restricted stock do not automatically terminate. Termination of restrictions upon a change of control is at the discretion of the compensation and management development committee. The aggregate value of each executive officer's outstanding restricted stock awards is included in the "Outstanding Equity Awards at Fiscal Year-End" table on page 23 of this Proxy Statement.

        Change of Control Employment Agreements.    As discussed on page 19 above, we entered into change of control employment agreements with each of Messrs. Ill, Kornblatt, Wright and Kindig on March 7, 2008. Under the agreements, each of these executives will become entitled to additional payments and benefits if his employment is terminated under certain conditions within two years (three years in the case of Messrs. Ill and Kornblatt) following a change of control of Triumph. For the purposes of the agreements, a change of control means one of the following events:

  •
  a person, entity or group becomes beneficial owner of 20% or more of our common stock or voting securities;

  •
  there is generally a change in a majority of the our Board of Directors;

  •
  certain corporate reorganizations occur unless stockholders receive 50% or more of the voting securities of the surviving entity, at least a majority of the Board of Directors of the surviving entity were incumbent members of our Board and no person who did not own stock prior to the corporate reorganization becomes a 20% or more holder of the surviving entity; or

  •
  the stockholders approve a liquidation or dissolution of the company.

        The principal provisions of the change of control employment agreements will only become effective upon the occurrence of a change of control or if the executive's employment is terminated in connection with or in anticipation of a change of control. Under the agreements, each executive's employment with Triumph will continue for two years (three years in the case of Messrs. Ill and Kornblatt) from the date of the change of control (the "Employment Period"). During the Employment Period, the executive will continue in the position he held prior to the change of control and receive generally a monthly base salary at least equal to the highest monthly base salary paid to the executive by Triumph during the year prior to the change of control, an annual bonus in cash at least equal to the highest annual bonus paid to the executive for any of the three fiscal years prior to the change of control (the "Recent Annual Bonus") and incentive, savings, welfare benefit, fringe benefit and retirement plan participation at least equal to those provided to him prior to the change of control.

        The change of control employment agreements provide that if, during the Employment Period, the executive's employment is terminated by Triumph or the company resulting from a business combination other than for cause, death or disability, or is terminated by the executive for good reason (each as defined in the agreements), he will receive, in a lump sum payment, his then current base salary through the date of termination (to the extent not paid), his bonus for the immediately preceding fiscal year if such bonus has been determined but not paid, his accrued but unpaid vacation pay, his unreimbursed business expenses and an amount representing certain severance benefits. The severance benefits under the agreements will consist of:

  •
  a pro-rated bonus for the year in which the date of termination occurs, based on the higher of the Recent Annual Bonus and the executive's annual bonus for the last fiscal year (such higher amount, the "Highest Annual Bonus");

  •
  an amount equal to two times (three times in the case of Messrs. Ill and Kornblatt) (a) the executive's annual base salary plus (b) the Highest Annual Bonus; and

  •
  a payment equal to Triumph's contributions under Triumph's qualified and supplemental defined contribution plans that the executive would have received if he had continued to be employed for two years (three years in the case of Messrs. Ill and Kornblatt) after the date of termination.

        The executive will also receive health and other welfare benefits for two years (three years in the case of Messrs. Ill and Kornblatt) at equal levels of coverage.

        The change of control employment agreements will also provide that if the executive's employment is terminated by Triumph for cause, death or disability, or is terminated by the executive without good reason, such executive will receive his then current base salary through the date of termination, together with all compensation and benefits to which he is entitled under Triumph's benefit plans for periods preceding the date of termination. In addition, if the executive's employment terminates as a result of death or disability, the executive (or his beneficiaries) will receive death or disability benefits, as applicable, a pro-rated bonus for the year in which the date of termination occurs based on the Highest Annual Bonus and his bonus for the immediately preceding fiscal year if such bonus has been determined but not paid, his accrued and unpaid vacation pay and his unreimbursed business expenses. If an executive voluntarily terminates his employment without good reason, he will also receive a pro-rated bonus for the year in which the date of termination occurs based on the Highest Annual Bonus and accrued and unpaid vacation pay and his unreimbursed business expenses.

        Payments upon termination are subject to a six month delay if necessary to avoid additional tax under Section 409A of the Code. If a payment is delayed due to Section 409A, such payment will earn interest at the applicable federal rate.

        The agreements further provide that if any payment or benefit to an executive, whether pursuant to the agreements or otherwise, is subject to the excise tax imposed by the Code on "excess parachute payments," then an additional payment will be made to such executive so that the amount he receives on a net basis will be the same amount that he would have received absent the applicability of the excise tax. However, to the extent the payment or benefit does not exceed 110% of the specified statutory threshold amount giving rise to excise tax, then no additional payment will be paid and the compensation under the change of control employment agreement will be reduced below such statutory threshold.

        Pursuant to the change of control employment agreements, each executive has agreed to keep confidential all secret or confidential information of Triumph obtained by the executive over the course of his employment.

        Accrued Pay and Regular Retirement Benefits.    In addition to the benefits described above, the executive officers are also entitled to certain payments and benefits upon termination of employment that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

  •
  accrued salary and vacation pay;

  •
  life insurance benefits; and

  •
  distributions of plan balances under Triumph's 401(k) plan.

        Similarly, except as described above, upon termination of employment, an executive officer's options and restricted stock awards are subject to the terms applicable to all recipients of such awards under Triumph's applicable plans. We are not obligated to provide any special accelerated vesting of executive officers' options or restricted stock awards.

        Other than items described above, payments and benefits provided on a non-discriminatory basis to salaried employees generally and the change of control context, discussed below, the compensation and management development committee or the Board may authorize additional severance benefits, although they are not obligated to do so.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes certain information with respect to our compensation plans and individual compensation arrangements under which our equity securities have been authorized for issuance as of the fiscal year ended March 31, 2008:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	334,882	$34.95	1,384,504
Equity compensation plans not approved by security holders	—	$—	—

Total	334,882	$34.95	1,384,504

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        As of May 31, 2008, the following nominees for director, the following executive officers, all directors and executive officers as a group, and the following 5% beneficial owners, were known to us to be beneficial owners (as defined in regulations issued by the Securities and Exchange Commission (the "SEC")) of the outstanding common stock shown below.

        A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from the date of this proxy statement upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by that person (but not those held by any other person) and that are exercisable within 60 days from the date of this proxy statement have been exercised.

        Unless otherwise indicated, the address of each person identified is c/o 1550 Liberty Ridge, Suite 100, Wayne, Pennsylvania 19087.

        Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

        The percent of total shares outstanding is based upon 16,579,547 outstanding shares of common stock.

	Shares Beneficially Owned
Name	Number	Percent of Total Shares Outstanding
Richard C. Ill(1)	306,455	1.8%
M. David Kornblatt(2)	16,235
Lawrence J. Resnick(3)	30,646	*
John B. Wright, II(4)	20,487	*
Kevin E. Kindig(5)(6)	31,447	*
Richard C. Gozon(7)	78,595	*
Claude F. Kronk(8)(9)	76,469	*
William O. Albertini(10)	23,000	*
George Simpson(11)	15,000	*
Terry D. Stinson	4,000	*
AXA Financial, Inc.(12) 26, Rue Drouot 75009 Paris, France	883,515	5.3%
Barclays Global Investors, NA(13) 45 Fremont Street San Francisco, CA 94105	941,547	5.6%
Dimensional Fund Advisors Inc.(14) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	939,616	5.6%
FMR Corporation(15) 82 Devonshire Street Boston, Massachusetts 02109	1,880,923	11.26%

Private Capital Management, L.L.P.(16) 8889 Pelican Bay Boulevard Suite 500 Naples, FL 34108	1,017,024	6.1%
All executive officers and directors as a group (10 persons)	602,331	3.6%

*Less than one percent.

(1)
Mr. Ill currently holds stock options to purchase 111,160 shares of common stock, which options may be exercised in the next 60 days. The amount shown in the table also includes 19,079 shares of restricted common stock, none of which have vested as of May 31, 2008.

(2)
Mr. Kornblatt currently holds 14,235 shares of restricted common stock, none of which have vested as of May 31, 2008.

(3)
According to a Form 4 filed by Mr. Resnick on November 2, 2007, Mr. Resnick holds 30,646 shares of common stock. The amount shown in the table also includes 7,495 shares of restricted common stock, none of which have vested as of May 31, 2008. Mr. Resnick retired from Triumph effective November 2, 2007.

(4)
Mr. Wright currently holds stock options to purchase 14,000 shares of common stock, which options may be exercised in the next 60 days. The amount shown in the table also includes 6,484 shares of restricted common stock, none of which have vested as of May 31, 2008.

(5)
Mr. Kindig currently holds stock options to purchase 10,360 shares of common stock, which options may be exercised in the next 60 days. The amount shown in the table also includes 5,284 shares of restricted common stock, none of which have vested as of May 31, 2008.

(6)
Mr. Kindig disclaims beneficial ownership of 210 shares of common stock beneficially owned by his children.

(7)
Mr. Gozon currently holds stock options to purchase 7,500 shares of common stock, which options may be exercised in the next 60 days.

(8)
Mr. Kronk currently holds stock options to purchase 7,500 shares of common stock, which options may be exercised in the next 60 days.

(9)
Mr. Kronk disclaims beneficial ownership of 2,000 shares of common stock beneficially owned by his child.

(10)
Mr. Albertini currently holds stock options to purchase 5,500 shares of common stock, which options may be exercised in the next 60 days.

(11)
Mr. Simpson currently holds stock options to purchase 5,000 shares of common stock, which options may be exercised in the next 60 days.

(12)
According to their Schedule 13G filed with the SEC on February 14, 2008, consists of shares beneficially owned as of December 31, 2007 and includes 437,705 shares as to which AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the "Mutuelles AXA") and AXA have sole voting power and 883,515 shares as to which the Mutuelles AXA and AXA have sole dispositive power. The Mutuelles AXA and AXA disclaim beneficial ownership of such shares. AXA Financial, Inc. is owned by AXA which is controlled by the Mutuelles AXA. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.

(13)
According to their Schedule 13G filed with the SEC on February 6, 2008, consists of shares beneficially owned as of December 31, 2007 and includes 746,777 shares as to which Barclays Global Investors, NA. and Barclays Global Fund Advisors have sole voting power and 941,547 shares as to which Barclays Global Investors, NA., Barclays Global Fund Advisors and Barclays Global Investors, Ltd. have sole dispositive power. The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, California 94105.

(14)
According to their Schedule 13G/A filed with the SEC on February 6, 2008, consists of shares as to which Dimensional Fund Advisors LP possesses sole voting and investment authority on December 31, 2007. Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. All 939,616 shares are owned by four investment companies registered under the Investment Company Act of 1940 to which Dimensional Fund Advisors LP furnishes investment advice and certain other commingled group trusts and separate accounts to which Dimensional Fund Advisors LP serves as investment manager. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, California 90401.

(15)
According to their Schedule 13G/A filed with the SEC on March 10, 2008, consists of shares beneficially owned as of February 29, 2008, and includes 4,500 shares to which FMR Corporation ("FMR") has sole voting power and 1,880,923 shares as to which FMR has sole dispositive power. This Schedule 13G report was filed jointly by FMR, Edward C. Johnson 3d and Fidelity Management & Research Company. Mr. Johnson is Chairman of FMR. Members of Mr. Johnson's family are the predominant owners of Class B shares of FMR, representing 49% of the voting power of FMR and all Class B stockholders have entered into a stockholders' agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. As such, members of Mr. Johnson's family may be deemed to be members of a controlling group with respect to FMR. The amounts beneficially owned by FMR include 1,876,423 shares beneficially owned by Fidelity Management & Research Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and a wholly-owned subsidiary of FMR; and 4,500 shares beneficially owned by Pyramis Global Advisors Trust Company, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and an indirect wholly-owned subsidiary of FMR. The address of FMR is 82 Devonshire Street, Boston, MA 02109.

(16)
According to their Schedule 13G/A filed with the SEC on February 14, 2008, consists of shares beneficially owned as of December 31, 2007 and includes 103,200 shares as to which Private Capital Management, L.P. ("Private Capital") has sole voting and dispositive power and 913,824 shares as to which Private Capital has shared voting and dispositive power. Private Capital is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Private Capital disclaims beneficial ownership over shares over which it has dispositive power. The address of Private Capital is 8889 Pelican Bay Boulevard., Suite 500, Naples, Florida 34108.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, officers and 10% holders are required by SEC regulations to send us copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms sent to us and the representations made by the reporting persons to us, we believe that during the fiscal year ended March 31, 2008, our directors, officers and 10% holders complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, except for one late report for Mr. Kronk.

STOCKHOLDER PROPOSALS—2008 ANNUAL MEETING

        Proposals of stockholders intended to be presented at the annual meeting of stockholders in 2009 must be received by February 26, 2009 to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. If any stockholder wishes to present a proposal to the 2009 annual meeting of stockholders that is not included in our proxy statement for that meeting and fails to submit that proposal to the Secretary of Triumph on or before May 12, 2009, then we will be allowed to use our discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in our proxy statement. Stockholder proposals should be directed to the Secretary, at our address set forth on the first page of this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

        Certain stockholders who share the same address may receive only one copy of the Proxy Statement and our 2008 Annual Report to Stockholders in accordance with a notice delivered earlier this year from such stockholders' bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as "householding," is designed to reduce printing and postage costs. Stockholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Proxy Statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting us by telephone at (610) 251-1000 or in writing at 1550 Liberty Ridge, Suite 100, Wayne, PA 19087, Attention: Secretary. Stockholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

ANNUAL REPORT ON FORM 10-K

        We will promptly provide without charge to each person solicited by this proxy statement, on the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 including financial statements and the schedules thereto. Such written and any oral requests should be directed to Triumph Group, Inc. at 1550 Liberty Ridge, Suite 100, Wayne, PA 19087, Attention: Secretary, (610) 251-1000.

By order of the Board of Directors,

John B. Wright, II Secretary
June 24, 2008

Appendix A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

TRIUMPH GROUP, INC.

        Triumph Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware, DOES HEREBY CERTIFY:

        1.     The corporation was incorporated in Delaware on March 11, 1993 under the name "Triumph Holdings, Inc."

        2.     Triumph Holdings, Inc. filed a Certificate of Amendment on April 13, 1993 changing the name of the corporation to "The Triumph Group Holdings, Inc."

        3.     A Certificate of Correction was filed by The Triumph Group Holdings, Inc. on April 21, 1993 correcting the name of one incorporator of the corporation.

        4.     The Triumph Group Holdings, Inc. filed a Certificate of Amendment on July 22, 1993 amending Article FOURTH of the Certificate of Incorporation.

        5.     The Triumph Group Holdings, Inc. filed a Certificate of Amendment on October 13, 1993 amending Article NINTH of the Certificate of Incorporation.

        6.     The Triumph Group Holdings, Inc. filed a Certificate of Correction on November 28, 1994 to evidence adoption of the Certificate of Amendment filed on July 22, 1993 by the Board of Directors of The Triumph Group Holdings, Inc.

        7.     The Triumph Group Holdings, Inc. filed a Restated Certificate of Incorporation on November 28, 1994 restating the Certificate of Incorporation in its entirety.

        8.     The Triumph Group Holdings, Inc. filed a Certificate of Amendment on August 21, 1996 changing the name of the corporation to "Triumph Group, Inc."

        9.     Triumph Group, Inc. filed a Certificate of Amendment on October 29, 1996 amending Article FOURTH to the Certificate of Incorporation.

        10.   Triumph Group, Inc. filed an Amended and Restated Certificate of Incorporation in October, 1996 amending Articles FOURTH, FIFTH, SIXTH and SEVENTH, adding Articles EIGHTH and NINTH and restating the Certificate of Incorporation in its entirety.

        11.   Triumph Group, Inc. filed a Certificate of Amendment on July 31, 1998 amending Article FOURTH to the Certificate of Incorporation.

        This Amended and Restated Certificate of Incorporation of Triumph Group, Inc. amends and restates the Certificate of Incorporation in its entirety as follows:

        FIRST: The name of the Corporation is Triumph Group, Inc. (the "Corporation").

        SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

        THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH: i. The number of shares of stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, $.001 par value per share ("Common Stock"), and 250,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

    A.    1.    Except as otherwise provided in Part B or as otherwise required by applicable law, all shares of the Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

            2.     The holders of the Common Stock shall have one vote for each share thereof.

            3.     As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of the Common Stock shall be entitled to participate in such dividends ratably on a per share basis, provided that if dividends are declared which are payable in shares of common capital stock, dividends shall be declared which are payable at the same rate on each class of common capital stock and the dividends payable to holders of Common Stock shall be payable in shares of that class of common capital stock. The right of the holders of the Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

            4.     Subject to the provisions of the Preferred Stock, the holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to holders in any liquidation, dissolution or winding up of the Corporation.

    B.    1.    The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and, by filing a statement pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof; provided however, that any shares of Preferred Stock may only be issued by the Corporation as consideration for the stock or assets of another corporation or in connection with a merger of the Corporation with or into another corporation or of another corporation with or into the Corporation.

            2.     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

              (a)   The number of shares constituting that series and the distinctive designation of that series;

              (b)   The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

              (c)   Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

              (d)   Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

              (e)   Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

              (f)    Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

              (g)   The rights of the shares of that series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

              (h)   Any other relative rights, preferences and limitations of that series.

            3.     Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

            4.     If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

        FIFTH: Except as specifically provided in the By-laws of the Corporation, the Board of Directors is authorized to make, alter or repeal the By-laws of the Corporation.

        SIXTH: In all elections of directors of the Corporation, each holder of stock of any class or classes or of a series or series thereof who is entitled to vote in such elections shall be entitled to cast as many votes as shall equal the number of votes which he would be entitled to cast for the election of directors with respect to his shares or stock, multiplied by the number of directors to be elected, and to cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit. Election of directors need not be by written ballot.

        SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of the directors of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of Delaware. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation at the time of such repeal or modification.

        EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the General Corporation Law of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of the General Corporation Law of Delaware order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

        NINTH: The directors and officers of the Corporation shall be indemnified by the Corporation as provided in the By-laws of the Corporation.

        TENTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of Delaware.

        ELEVENTH: The Corporation is to have perpetual existence.

        TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officers this            day of July, 2008.

TRIUMPH GROUP, INC.

By:
Richard C. Ill, President and Chief Executive Officer
Attest:

John B. Wright, II, Secretary

Appendix B

TRIUMPH GROUP, INC.
INDEPENDENCE STANDARDS FOR DIRECTORS

        The following standards shall be applied by the Board of Directors of Triumph Group, Inc. ("Triumph") in determining whether individual Directors qualify as "independent" under the Rules of the New York Stock Exchange. References to Triumph include its consolidated subsidiaries.

  1.
  No director will be qualified as "independent" unless the Board of Directors affirmatively determinates that the director has no material relationship with Triumph, either directly or as a partner, stockholder, or officer of an organization that has a relationship with Triumph. Triumph will disclose these affirmative determinations.

  2.
  No director who is a former Triumph employee can be deemed "independent" until three years after the end of his or her employment relationship with Triumph has ended.

  3.
  No director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from Triumph, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), can be "independent" until three years after he or she ceases to receive more than $100,000 per year in such compensation.

  4.
  No director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Triumph can be "independent" until five years after the end of either the affiliation or the employment or the auditing relationship.

  5.
  No director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Triumph's present executives serve on that company's compensation committee can be "independent" until three years after the end of such service or employment relationship.

  6.
  No director who is an executive officer or employee, or whose immediate family member is an executive officer, of a company (excluding charitable organizations) that makes payments to, or receives payments from, Triumph for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, can be "independent" until three years after falling below such threshold.

  7.
  No director can be "independent" if Triumph has made charitable contributions to any charitable organization in which such director serves as an executive officer if, within the preceding three years, contributions by Triumph to such charitable organization in any single completed fiscal year of such charitable organization exceeded the greater of $1 million, or 2% of such charitable organization's consolidated gross revenues.

Effective: July 12, 2004

B-1

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Please fold and detach card at perforation before mailing.

Proxy	Triumph Group, Inc.	Proxy

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Richard C. Ill and M. David Kornblatt as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Triumph Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on July 24, 2008 or any adjournments thereof.

Dated:	, 2008

Signature

Signature

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please fold and detach card at perforation before mailing.

If no direction is given with respect to the election of directors or if you vote “FOR” the election of the nominees as directors, the proxies will allocate votes in their discretion among the nominees, unless otherwise specified. If no direction is given, the proxies will vote “FOR” proposals 2, 3 and 4.

The Board recommends a vote “FOR” the directors and “FOR” proposals 2, 3 and 4.

1.	Election of Directors.

Nominees:	Richard C. Ill	Richard C. Gozon	Claude F. Kronk	William O. Albertini	George Simpson

☐	FOR all nominees listed above	☐	WITHHOLD AUTHORITY
	(except for those I have crossed-out)		to vote for all nominees listed above

To withhold authority to vote for any nominee, check the “FOR” box and cross out his name above. To withhold authority to vote for all nominees, check the “WITHHOLD AUTHORITY” box.

To distribute your votes on a cumulative basis, write the name(s) of the nominee(s) you wish to vote for and the number of votes you wish to cast for each on the line.

2.

Approval of an amendment to Triumph Group Inc.’s Amended and Restated Certificate of Incorporation to, among other things, increase its authorized shares of common stock from 50,000,000 to 100,000,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Ratification of appointment of Ernst & Young LLP as Triumph’s independent registered public accounting firm.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued on reverse side)

QuickLinks

Triumph Group, Inc. 1550 Liberty Ridge Drive Suite 100 Wayne, Pennsylvania 19087 (610) 251-1000
GENERAL INFORMATION
VOTE REQUIRED FOR APPROVAL
PROPOSALS TO STOCKHOLDERS Proposal No. 1—Election of Directors
Proposal No. 2—Approval of an Amendment to Triumph Group Inc.'s Amended and Restated Certificate of Incorporation to, Among Other Things, Increase the Authorized Number of Shares of Common Stock from 50,000,000 to 100,000,000 Shares
Proposal No. 3—Ratification of Selection of Registered Public Accounting Firm
OTHER MATTERS
GOVERNANCE OF TRIUMPH
Corporate Governance Guidelines
Code of Business Conduct
Board of Directors
Report of Audit Committee
Report of Compensation and Management Development Committee
Certain Relationships And Related Transactions
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS—2008 ANNUAL MEETING
HOUSEHOLDING OF PROXY MATERIALS
ANNUAL REPORT ON FORM 10-K
  Appendix A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TRIUMPH GROUP, INC.
  Appendix B
TRIUMPH GROUP, INC. INDEPENDENCE STANDARDS FOR DIRECTORS